Exhibit 99.4

May 22, 2015

As one of our valued franchise partners, I wanted to share some exciting news about the Company with you. I’m pleased to announce that we have reached an agreement to sell the Company to a subsidiary of NRD Partners I, L.P. (“NRD”). The transaction will include all 95 owned and operated Frisch’s restaurants and our licensing agreements with all 26 franchise locations. We believe NRD will bring excellent ideas on how to grow the Company.

I’m sure you’re wondering what this transaction means for our franchise owners. We took great care to ensure that this transaction would be as seamless for you as possible. All franchise licensing agreements remain in place and unchanged. Franchise owners can continue to expect the service and support you need to continue operating your restaurants without any disruption. There will be no change to your contacts at the Company, pricing, and how and when you place your orders. I know the entire NRD team is excited about this transaction and will be eager to share their vision for Frisch’s.

NRD understands and values our business and has the vision necessary to sustain the Company’s continued growth and success. The principals at NRD have been involved in the restaurant business since 1996 and have been one of the top 200 franchisee operators in the U.S. with several high-profile brands including: Popeyes® Louisiana Kitchen, Subway®, KFC®, Taco Bell®, and more. The NRD team looks forward to visiting with each Frisch’s franchisee to learn more about their business. Please see www.nrdcapital.com for more information.

As with any public company transaction, there are legal and regulatory requirements we need to fulfill before the transaction can be finalized, including obtaining the approval of our shareholders. We expect to close the transaction by the end of the summer, at which time both I and my sister Karen will retire from our respective positions of Chief Executive Officer and Vice President of Marketing but will remain as franchisees of Frisch’s. Following our resignation, Aziz Hashim, NRD’s current Chief Executive Officer, will assume the role of President and CEO.

This is the right transaction for the Company. Frisch’s has been a family operated business since my grandfather opened our first drive-in restaurant in 1939. Over the past several decades, the business has expanded from one location in 1939 to more than 120 locations across various regions of Ohio, Kentucky and Indiana and has endured and prospered through many economic cycles. On behalf of my entire family, I’d like to thank every person who played a part in the Company’s success, including our franchise owners. I am proud and honored to have worked alongside so many talented and committed people.

After the transaction is completed, Frisch’s will no longer be a publicly-traded company. NRD will purchase and own all of the Company’s stock and it will no longer trade on an exchange. As always, please feel free to direct any inquiries or concerns to your Company representative. Additionally, we expect the news media to report on our announcement, please do not respond to questions from the media but instead refer them to Mark Lanning at corporate. For those of you who regularly interact with our customers, you can tell them it is business as usual at Frisch’s. If there is anything else we can do to help during this transition, please let us know.

On behalf of the entire management team and the Frisch and Maier families, I’d like to thank you for your years of support and effort and, most of all, for being part of our extended family. We’ve enjoyed every minute of it.

Sincerely,

Craig F. Maier

President and Chief Executive Officer of Frisch’s Restaurants, Inc.